Exhibit 10.62

AWARD AGREEMENT

COLUMBIA LABORATORIES, INC.

1996 LONG-TERM PERFORMANCE PLAN

This Award Agreement sets forth the terms and conditions of shares of Stock granted pursuant to the provisions of the 1996 Long-term Performance Plan (the “Plan”) of Columbia Laboratories, Inc. (the “Company”) to the Participant whose name appears below, for the number of Shares of Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions.  Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.  Name and address of Participant to whom the Shares are granted:

2.  Number of Shares of Common Stock (“Shares”):

3.  Purchase price of Shares:

$0.01 per Share, the receipt of which is hereby acknowledged

4.  Date of grant of the Shares:

5.  Vesting.

5.1 Vesting Schedule. Except as otherwise provided in Section 5.2, the Shares shall vest pursuant to Schedule 1, attached hereto.  Upon any termination of service of the Participant to the Company, vesting of the Shares shall immediately cease and any unvested Shares will automatically be canceled.

5.2  Death of the Participant.   If, at any time before the Shares granted hereunder shall have vested as provided in Section 5.1, the Participant shall die while an employee or director of the Company or an Affiliate, the Shares immediately shall vest.

5.3  Agreement with respect to Tax Payments and Withholding. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Shares issued pursuant to this Restricted Stock Award, including on account of the vesting of the Shares, shall be the Participant’s responsibility.  By accepting this Restricted Stock Award, the Participant agrees and acknowledges that (i) the Company promptly will withhold from the Participant’s pay the amount of taxes the Company is required to withhold upon any vesting of Shares pursuant to this Restricted Stock Award, and (ii) the Participant shall make immediate payment to the Company in the amount of any tax required to be withheld by the Company in excess of the Participant’s pay available for such withholding. The Participant may elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable (a “Stock Withholding Election”), or by delivery of shares of Stock already owned by the Participant, with the amount of shares subject to such reduction or delivery to be calculated based on the Fair Market Value on the date of such taxable event.

6.  Restrictions on Transfer.  The Shares may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, at any time before they become vested Shares pursuant to Section 5.  Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.

7.  Escrow.  Any Shares that have not vested pursuant to Section 5, together with any securities distributed in respect thereof, such as through a stock split or other recapitalization, shall be held by the Company in escrow until such Share shall have vested.  The Company promptly shall release vested Shares from escrow.

8.  Plan.  The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto.  All of the terms and provisions of the Plan are incorporated herein by reference, and this Restricted Stock Award is subject to those terms and provisions in all respects.

Participant	Columbia Laboratories, Inc.

By:	By:
Date:	Date: